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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CenterPoint Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders
to be held on May 24, 2007
and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on Thursday, May 24, 2007

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS	• elect one Class I Director for a two-year term;

• elect three Class II Directors for three-year terms;

• ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2007;

• consider one shareholder proposal, if presented at the meeting; and

• conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on March 26, 2007 are entitled to vote.

PROXY VOTING	Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell
Executive Vice President,
General Counsel and
Corporate Secretary

Dated and first mailed
to shareholders
on April 20, 2007

CENTERPOINT ENERGY, INC.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

For deliveries by U.S. Postal Service:
P.O. Box 4567
Houston, Texas 77210-4567

PROXY STATEMENT

Voting Information

Who may vote?	Shareholders recorded in our stock register on March 26, 2007 may vote at the meeting. As of that date, there were 320,482,074 shares of our common stock outstanding. Each share of common stock has one vote.

How do I vote?	Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you give us your proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the ratification of independent auditors and against the shareholder proposal, if presented. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you mark the proxy card to withhold that authority.

What if I change my mind after I have voted?	You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?	If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

What constitutes a quorum?	In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

What vote is required to approve each of the proposals?	Under Texas law, unless a corporation’s articles of incorporation or bylaws otherwise provide, directors are elected by a plurality of the votes cast. For CenterPoint Energy, this means that the candidates who receive the most votes are elected to fill the open seats. Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum purposes, but they do not affect the outcome of the vote on the ratification of the appointment of independent auditors. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors	Our Board of Directors is divided into three classes having staggered terms of three years each. The term of office of the directors in Class II expires at this year’s meeting. The terms of office of the Class III and Class I directors will expire in 2008 and 2009, respectively. At each annual meeting of shareholders, directors are elected to succeed the Class of directors whose term has expired.

If any nominee becomes unavailable for election, your Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Information about each of the nominees and the continuing directors is set forth below. Under our bylaws, a director must step down from the Board at the annual meeting following the date he or she reaches age 70, unless the Board determines that the member has special skill, experience or distinction having value to CenterPoint Energy and not readily available or transferable. In February 2007, the Board made such a determination as to Michael E. Shannon who serves as Chairman of our Audit Committee and a member of our Finance Committee. Mr. Shannon, currently a Class II director whose term expires this year, has agreed to stand for re-election as a Class I director for a two year term expiring in 2009. At the 2007 annual meeting, current Class II director John T. Cater, our longest serving director and Chairman of our Compensation Committee, retires from our Board. Mr. Cater has served on our Board and that of our predecessor company for 23 years. In order to more evenly allocate the numbers of directors in the several classes, current Class III director Peter S. Wareing has agreed to resign as a Class III director as of the date of the 2007 annual meeting and stand for re-election as a Class II director for a term expiring in 2010.

Nominee for Class I Director— Term Expiring 2009	Michael E. Shannon, age 70, has been a director since 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel Corporation and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Nominees for Class II Directors— Term Expiring 2010	Donald R. Campbell, age 66, has been a director since 2005. Mr. Campbell is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served on the board of directors of Sanders Morris Harris until May 2004. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. Mr. Campbell also previously served as a director of Texas Genco Holdings, Inc. and as the chairman of its audit committee, from March 2003 until December 2004.

Milton Carroll, age 56, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman and founder of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of EGL, Inc. and Halliburton Company.

Peter S. Wareing, age 55, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi and Chairman of the Board of Union Ice Company, Ltd., in Los Angeles, California. He is also the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia as well as an officer and director of several other privately owned family entities. He also currently serves on the Houston Region Advisory Board of JPMorgan Chase Bank and is a trustee of Texas Children’s Hospital in Houston.

Continuing Class III Directors— Term Expiring 2008	O. Holcombe Crosswell, age 66, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Janiece M. Longoria, age 54, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks & Longoria, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a commissioner of the Port of Houston Authority since 2002 and previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004.

Thomas F. Madison, age 71, has been a director since 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of one of our natural gas distribution units. He is currently a director of Valmont Industries, Inc., Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Continuing Class I Directors— Term Expiring 2009	Derrill Cody, age 68, has been a director since 2003. Mr. Cody is presently of counsel to the law firm of Tomlinson & O’Connell in Oklahoma City, Oklahoma since December 2005. Prior to that, he was of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma from 1990. Mr. Cody also serves as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP. He previously served as Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

David M. McClanahan, age 57, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s HL&P division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

Robert T. O’Connell, age 68, has been a director since 2004. Mr. O’Connell is a business consultant focusing on financial, strategic and business development matters. He has been a director of Gulfmark Offshore, Inc. since 2006. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman and Chief

Executive Officer of General Motors Acceptance Corporation from 1992 to 1994.

Board Organization and Committees; Other Governance Provisions	Your Board of Directors oversees the management of the business and affairs of our company. The Board appoints committees to help carry out its duties. Last year, the Board met 12 times and the committees met a total of 27 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. Mr. McClanahan does not serve on any committees. The following table sets forth the committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2006:

	Audit	Compensation	Finance	Governance
Director	Committee	Committee	Committee	Committee
Donald R. Campbell	•	•
Milton Carroll		•		+
John T. Cater		+		•
Derrill Cody		•		•
O. Holcombe Crosswell	•			•
Janiece M. Longoria	•		•
Thomas F. Madison		•	•
Robert T. O’Connell	•		+
Michael E. Shannon	+		•
Peter S. Wareing			•	•
Number of Meetings Held in 2006	7	10	5	5

(+)	Denotes Chair.

Audit Committee	The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 45.

The Board of Directors has determined that Mr. Shannon is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Compensation Committee	The primary responsibilities of the Compensation Committee are to oversee compensation for our senior officers, including salary and short term and long term incentive awards, administer incentive compensation plans, evaluate Chief Executive Officer performance and review management succession planning and development. For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 17 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 44.

Finance Committee	The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility with respect to the financial affairs of CenterPoint Energy and its subsidiaries. The Finance Committee reviews our financial objectives and policies, financing strategy and requirements, capital structure, and liquidity and related financial risk. The Finance Committee also reviews and makes recommendations to the Board regarding our dividend policy and actions, approves specific debt and equity offerings and other capital transactions within limits set by the Board, and reviews the capital structure, financing plans and credit exposures of our major subsidiaries.

Governance Committee	The primary responsibilities of the Governance Committee include: identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommending membership on standing committees of the Board; overseeing annual evaluations of the Board and management; reviewing and recommending fee levels and other elements of compensation for non-employee directors; and establishing, periodically reviewing and recommending to the Board any changes to our Corporate Governance Guidelines. For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 9.

Director Independence	The Board of Directors has determined that Messrs. Campbell, Carroll, Cater, Cody, Crosswell, Madison, O’Connell, Shannon and Wareing and Ms. Longoria are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either

• the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions or

• the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of CenterPoint Energy’s gross revenue in any of the last three years.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered that Mr. Carroll receives additional director compensation for serving as non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. The Board also considered a relationship in which a company on whose board Mr. Carroll serves as a non-employee director and non-executive chairman provides services to CenterPoint Energy. Mr. Carroll had no role in initiating the relationship with this service provider. Because the business relationship is of a nature and magnitude not requiring proxy statement disclosure under Securities and Exchange Commission rules, it falls within the categorical standards described above. The Board has concluded that these circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of CenterPoint Energy and its shareholders or otherwise compromise his independence. The Board also concluded that other relationships of the directors that it determined are independent fall within the categorical standards described above.

Director Nomination Process	In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s

• personal and professional integrity, experience, reputation and skills,

• ability and willingness to devote the time and effort necessary to be an effective board member, and

• commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. In addition, the Committee and the Board take into account the need for a range among the directors of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Governance Committee at the address indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Executive Sessions of the Board	Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. An executive session is scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent.

Shareholder Communications with Directors	Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2006 annual meeting.

Code of Ethics and Ethics and Compliance Code	We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, consisting of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Website Availability of Documents	CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com.

Any shareholder may request a printed copy of any of these documents from us free of charge by writing to CenterPoint Energy, Inc., Attn: Investor Relations, P.O. Box 4567, Houston, Texas 77210-4567.

Compensation of Directors	The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors, including the company’s non-executive Chairman of the Board. The current levels of cash retainer and meeting fees for board and committee membership were established in June 2004, except that Mr. Carroll’s supplemental retainer fee for serving as non-executive chairman was last adjusted in October 2004 and audit committee meeting fees and the supplemental annual retainer for audit committee chairmanship were adjusted in June 2005. Grants of our common stock to non-employee directors are set annually and have been made at the current level of shares since 2003. The current level of supplemental stock issuances to Mr. Carroll for service as non-executive chairman was established in 2004. Participation in plans providing for split-dollar life insurance coverage and for compensation payable after termination of service as a director has been discontinued for directors commencing service after 2000 and 2003, respectively. The Governance Committee has commenced work with its new consultant, Frederic W. Cook & Co., Inc., to make an updated assessment of director compensation levels.

Retainer and Meeting Fees	In 2006, each non-employee director received an annual retainer fee of $50,000 and a fee of $1,500 for each Board meeting attended. Each director also received a fee of $1,500 for each Finance, Compensation and Governance Committee meeting attended and a fee of $2,000 for each Audit Committee meeting attended. In addition, each chairman of the Finance, Compensation and Governance committees received a supplemental annual retainer fee of $5,000 for service as committee chairman, and the Chairman of the Audit Committee received a supplemental annual retainer fee of $10,000. Fees earned or paid in 2006 are set forth in the “Fees earned or paid in cash” column of the Director Compensation Table on page 13.

Chairman’s Monthly Supplemental Retainer and Special Stock Awards	Mr. Carroll receives the compensation payable to other non-employee directors and a supplemental monthly retainer of $30,000 for serving as the non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. In addition, in connection with his agreement in 2004 to continue to serve in the position of Chairman through May 2007, Mr. Carroll received 20,000 shares of CenterPoint Energy common stock in each of 2004, 2005 and 2006. In conjunction with his duties as non-executive Chairman of the Board, we also provide Mr. Carroll office space and administrative assistant services.

Stock Plan for Outside Directors	Under this plan, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. Grants made under this plan vest in one-third increments on the first, second and third anniversaries of the grant date. Those shares fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in the Compensation Discussion and Analysis on page 37). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards are set forth in footnote (2) to the Director Compensation Table.

Deferred Compensation Plans	We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer, supplemental annual retainer for committee chairmanship, and meeting fees. Supplemental monthly retainer fees for service as Chairman of the Board are not eligible for deferral under this plan. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus 2%. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70;

• a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

• 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

From 1985 to 1988, we offered a deferred compensation plan that permitted directors to elect to defer all or part of their annual retainer fee in those years. Higher fixed rates of interest were available for deferrals made under the prior deferred compensation plan as a result of higher prevailing market rates at that time and other factors. For purposes of that deferred compensation plan, distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed rate established at the time of deferral is used.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Please see the discussion of the Rabbi Trust in the “Potential Payments upon Change in Control or Termination” on page 42 for funding of the deferred compensation plan upon a change in control.

In 1985, we entered into corporate-owned life insurance policies on the lives of those directors who participated in the deferred compensation plan. These policies were entered into with the consent of each covered participant. Proceeds upon the death of the covered participant are available to offset the benefit payments from the plan.

The amounts deferred by directors in 2006 are set forth in footnote (1) to the Director Compensation Table. The above market earnings are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Director Compensation Table.

Outside Director Benefits Plan	Non-employee directors elected to the Board before 2004 participate in our outside director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service. Directors elected after December 31, 2004, which include Messrs. Campbell, O’Connell and Wareing and Ms. Longoria, do not participate in this plan. Benefits under this plan begin the January following the later of the director’s termination of service or attainment of age 65, for a period equal to the number of full years of service of the director. Any increase in the annual retainer for active eligible directors results in an increase in each annual payment for all years of service. Increases in the annual retainer subsequent to a director’s termination of service do not impact the benefits of former directors. The benefit accrued by directors in 2006 is set forth in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Director Compensation Table.

Executive Life Insurance Plan	Non-employee directors who were elected to the Board before 2001 (Messrs. Carroll, Cater and Crosswell) participate in an executive life insurance plan. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Because increases in the death benefit under the plan are limited to $5,000 every five years, the death benefit for the current eligible directors remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income based upon the insurer’s one-year term rates. The director is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the director. The applicable amounts are set forth in footnote (5) to the “All Other Compensation” column of the Director Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

DIRECTOR COMPENSATION TABLE

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2006 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the Compensation of Directors discussion immediately preceding this table.

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)

Donald R. Campbell	$95,000	$20,441	$—	$—	$—	$—	$115,441
Milton Carroll	455,500	163,174	—	—	33,453	2,847	654,974
John T. Cater	95,500	29,631	—	—	78,833	10,305	214,269
Derrill Cody	90,500	29,631	—	—	41,666	—	161,797
O. Holcombe Crosswell	86,000	29,631	—	—	58,370	5,261	179,262
Janiece M. Longoria	91,000	20,441	—	—	—	—	111,441
Thomas F. Madison	92,000	29,631	—	—	44,219	—	165,850
Robert T. O’Connell	97,500	27,987	—	—	—	—	125,487
Michael E. Shannon	101,000	29,631	—	—	46,930	—	177,561
Peter S. Wareing	83,000	20,441	—	—	—	—	103,441

(1)	Includes annual retainer fees, supplemental retainer fees, Board meeting fees and Committee meeting fees for each director more fully explained under “Compensation of Directors—Retainer and Meeting Fees” and “Compensation of Directors—Chairman’s Supplemental Retainer and Special Stock Awards” above.

Mr. Carroll’s supplemental retainer includes a supplemental monthly retainer of $30,000 for service as Chairman of the Board and a $5,000 supplemental annual retainer for serving as Chairman of the Governance Committee. Mr. Carroll elected to defer his annual retainer fee and his supplemental annual retainer fee for serving as Chairman of the Governance Committee during 2006. Messrs. Cater, O’Connell and Shannon each received a supplemental annual retainer for serving as Chairman of the Compensation, Finance and Audit Committees, respectively. Mr. Crosswell elected to defer his annual retainer fee during 2006.

(2)	Amounts shown in the Stock Awards column represent amounts recognized during 2006 for financial reporting purposes under Statement of Financial Accounting Standards No. 123 (Revised 2004) (SFAS 123(R)). For information regarding the assumptions used in the valuation of our stock awards, please read “Stock-Based Incentive Compensation Plans” in Note 2(p) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated in this proxy statement by reference. In October 2006, we issued Mr. Carroll 20,000 shares of CenterPoint Energy common stock pursuant to his December 2004 agreement with us. The value of the shares at issuance was based on the closing price of our common stock on the New York Stock Exchange Composite Tape of $14.22 on October 2, 2006.

Upon the recommendation of the Governance Committee, the Board granted each non-employee director 3,000 shares of common stock on June 1, 2006 under our Stock Plan for Outside Directors. The grant date fair value of the awards based on the average of the high and low market price of our common stock on the New York Stock Exchange Composite Tape was $36,420 each. At December 31, 2006, each of our non-employee directors had 6,000 unvested stock awards, except for Ms. Longoria and Messrs. Campbell and Wareing who each had 5,000 unvested stock awards.

(3)	The Board does not grant stock options or non-equity incentive plan compensation to non-employee directors.

(notes continued on following page)

(4)	Outside director benefits plan. The calculation of the change in actuarial present value of the accrued benefit under the outside director benefits plan used discount rates of 5.85% as of December 31, 2006 and 5.70% as of December 31, 2005. The calculation does not assume any increase in the annual retainer fee and assumes the director terminates service at the end of the director’s current term. The calculation assumes the benefit commences at the later of the director’s attainment of age 65 or the year in which the director’s term ends. The following table also sets forth the number of years of service credited and the nominal value of the benefit as of December 31, 2006 for each participating director in the plan:

					Present Value of
				Nominal Value of	Accrued Benefit
	Change in	Years of		Benefit as of	as of
	Actuarial	Service		December 31,	December 31,
Name	Present Value	Through 2006		2006	2006

Carroll	$24,133	14		$700,000	$297,670
Cater	38,761	23		1,150,000	623,535
Cody	41,666	3		150,000	119,618
Crosswell	37,178	20	(a)	1,000,000	548,460
Madison	44,219	3		150,000	126,615
Shannon	46,930	3		150,000	134,022

(a) Includes service on the board of directors of NorAm Energy Corp, which was acquired in 1997.

Deferred compensation plans. Mr. Cater is the only current director who has an account balance under the 1985 deferred compensation plan. In connection with the Board of Directors’ decision in 2006 to extend Mr. Cater’s term of service beyond his normal retirement age until the expiration of his current term, Mr. Cater agreed to waive during the last year of his current term the interest that he would have earned on deferrals he made under the 1985 deferred compensation plan. Instead of the interest rate prescribed under the plan (22%), the interest rate Mr. Cater accrued on those deferrals during the last year of his current term has been reduced to 8.08%, and the amount of interest accrued during the last year of his term will accrue interest at 8.08% over the 15 year installment period. In 2006, Messrs. Carroll, Cater and Crosswell accrued above-market earnings on their deferred compensation account balances of $9,320, $40,072 and $21,192, respectively.

(5)	The following table sets forth the premium paid by CenterPoint Energy and the tax gross-up payments made to our directors who participated in the executive life insurance plan in 2006:

	Executive Life	Paid Tax
	Insurance Premium	Gross-up	Total
Name	($)	($)	($)

Carroll	$2,611	$236	$2,847
Cater	9,290	1,015	10,305
Crosswell	4,654	607	5,261

STOCK OWNERSHIP

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the four other most highly compensated executive officers, and the executive officers and directors as a group. Except as otherwise indicated, information for the executive officers, directors and nominees is given as of April 1, 2007. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

	Number of Shares of
	CenterPoint Energy
Name	Common Stock

Horizon Asset Management, Inc.	30,514,228	(1)
470 Park Avenue South, 4th Floor South New York, New York 10013
Northern Trust Corporation	26,057,158	(2)
50 South LaSalle Street Chicago, Illinois 60675
Barrow, Hanley, Mewhinney & Strauss, Inc.	25,573,350	(3)
One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204
Vanguard Windsor Funds—Vanguard Windsor II Fund	20,061,247	(4)
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Pictet Asset Management SA	16,408,202	(5)
60 Route des Acacias Geneva 73 Switzerland CH-12 11
Donald R. Campbell	11,000
Milton Carroll	50,000
John T. Cater	16,000
Derrill Cody	16,000
O. Holcombe Crosswell	17,595
Byron R. Kelley	87,392	(6),(7)
Janiece M. Longoria	5,019
Thomas F. Madison	8,500
David M. McClanahan	1,060,758	(6),(7)
Robert T. O’Connell	5,000
Scott E. Rozzell	354,657	(6),(7)
Michael E. Shannon	8,000
Thomas R. Standish	271,427	(6),(7),(8)
Peter S. Wareing	81,000	(9)
Gary L. Whitlock	281,115	(6),(7)

All executive officers and directors as a group (16 persons)	2,466,529

(1)	This information is as of December 31, 2006 and is based on a Schedule 13G filed with the Securities and Exchange Commission on March 20, 2007 by Horizon Asset Management, Inc. This represents 9.5% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting and dispositive power for 30,514,228 shares of common stock.

(2)	This information is as of December 31, 2006 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by Northern Trust Corporation and certain of its subsidiaries. This represents 8.33% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 1,573,337 shares of common stock, shared voting power for 24,465,926 shares of common stock, sole dispositive power for 3,095,845 shares of common stock and shared dispositive power for 168,544 shares of common stock. CenterPoint Energy understands that the shares reported include 22,728,974 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(3)	This information is as of December 31, 2006 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 8.17% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 1,688,950 shares of common stock, shared voting power for 23,884,400 shares of common stock and sole dispositive power for 25,573,350 shares of common stock.

(4)	This information is as of December 31, 2006 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 6.41% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 20,061,247 shares of common stock.

(5)	This information is as of December 31, 2006 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by Pictet Asset Management SA. This represents 5.25% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting and dispositive power for 16,408,202 shares of common stock.

(6)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Kelley, 56,946 shares; Mr. McClanahan, 753,204 shares; Mr. Rozzell, 230,669 shares; Mr. Standish, 177,628 shares; Mr. Whitlock, 178,919 shares; and the group, 1,519,087 shares.

(7)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(8)	Includes shares held by spouse.

(9)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest. Also includes shares held by partnership, of which Mr. Wareing is a general partner.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance measures and associated achievement levels was formulated as of earlier dates and does not take into account developments subsequent to those dates. The measures may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for superior performance, may be based on assumptions that differ from actual results.

Objective and Design of Executive Compensation Program

The overall objective of CenterPoint Energy’s compensation program is to enable us to recruit highly qualified managerial talent and retain these same employees by providing market-based levels of compensation. To achieve our objective, we believe that our compensation program must be competitive with our peer companies and other likely competitors for executive talent.

We use a market-based pay philosophy, which means that we measure the major elements of compensation for a job against available data for similar positions in other companies. We define the major elements as base salary and short term and long term incentives. We perform an analysis annually to determine the market value of the compensation elements for the job being performed by the executive. We target the market median (50th percentile) for each major element of compensation. Once the market value for a position is determined, we compare the compensation levels of individual incumbents to these market values. Compensation levels can vary compared to the market due to a variety of factors such as experience, tenure and performance. We believe annual measurement is generally appropriate because the market itself is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives.

The objective of our benefits program, which includes retirement benefits and other elements exclusive of base salary and short and long term incentives, is to retain these same employees. These benefits reflect broad competitive practices at the time the benefit programs were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all employees. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

We seek to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, subjective appraisals of individual performance. In other words, while compensation targets will to a large extent reflect the market, actual compensation will be impacted by CenterPoint Energy’s attainment of (or failure to attain) financial and operational performance objectives.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our named executive officers and other senior officers, including base salary and short term and long term incentive awards. The Committee also administers incentive compensation plans, evaluates the Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed under “Director Independence” on page 6.

Role of Consultant.  To assist in carrying out its responsibilities, the Committee retains a consultant to provide independent advice on executive compensation matters and to perform specific tasks as requested by the Committee. The consultant reports directly to the Committee, which preapproves the scope of work and the fees charged. In October 2006, after considerable review and an interview process involving several regional and national firms, the Committee selected Frederic W. Cook & Co., Inc. (“Cook”) to serve as its consultant. The

Governance Committee of the Board of Directors has also retained Cook to provide independent advice on director compensation matters. Prior to the selection of Cook, another consulting firm had been providing services as the consultant to the Committee, but the Committee elected to make a change because that firm had acquired a company that provided other unrelated services to CenterPoint Energy. The Committee, from time to time, may direct the consultant to perform additional analyses or research related to current compensation issues.

Decisions Made by the Compensation Committee.  At least annually, the Committee reviews and recommends that the Board approve adjustments to base salary for our named executive officers. During that review, the Committee may recommend adjustment of short term and long term incentive target compensation levels to better align compensation with our market-based pay philosophy. In establishing individual incentive targets, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own subjective assessment of the executive’s performance. In making these determinations, the Committee also takes into account the Chief Executive Officer’s performance evaluations of and recommendations regarding the other named executive officers.

Annually, the Committee asks the consultant to review the base salary and short term and long term incentive levels of our most senior officers including the named executive officers. The consultant analyzes and matches the position and responsibilities of each officer either to proxy statement data from a peer group of utility companies or to published compensation surveys covering both the utility industry and general industry. For 2006 the peer group consisted of utility companies that derive approximately 80% of their revenues from regulated operations. The peer group was developed by management and the prior consultant and approved by the Committee. After its retention, Cook reviewed the peer group selected and has indicated its concurrence with that selection. The peer group includes 12 publicly traded companies comparable in size to CenterPoint Energy in terms of the annual revenues and the value of ongoing operations. The following companies comprise the peer group: Consolidated Edison, Inc., DTE Energy Co., Energy East Corp., FirstEnergy Corp., FPL Group, Inc., Keyspan Corp., NiSource Inc., Pinnacle West Capital Corp., Pepco Holdings, Inc., Progress Energy, Inc., Public Service Enterprise Group Inc., and Sempra Energy. To select the survey data, the consultant considers companies with revenues comparable in size to CenterPoint Energy’s revenues. We do not consider geographical differences relevant since we recruit on a national basis. In conducting the analysis, the consultant values compensation for restricted stock, performance-based shares or units, stock appreciation rights and stock options.

Role of Executive Officers

Of the named executive officers, only the Chief Executive Officer has a role in determining executive compensation policies and programs. The Chief Executive Officer works with business units and functional leaders along with our internal compensation staff to provide information to the Committee to help assure that all elements of compensation support our business strategy and goals. The Chief Executive Officer reviews internally developed materials before they are furnished to the Committee. For example, if a recommendation is made to change the group of peer companies used for compensation comparison purposes, it will be reviewed by the Chief Executive Officer before being presented to the Committee.

The Chief Executive Officer reviews and recommends performance metrics used in short and long term incentive plans. The Chief Executive Officer works with our Corporate Financial Planning and Performance Department and the Senior Vice President and Chief Accounting Officer to develop these metrics. The metrics are then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, the Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other named executive officers. The Chief Executive Officer may base his recommendation on a variety of factors such as his appraisal of the officer’s performance and contribution to CenterPoint Energy and on market data. The Chief Executive Officer does not make any recommendations regarding his own compensation.

Review of Elements of Compensation

Compensation Philosophy.  As indicated above, we seek to provide compensation, both in total level and in individual components, that is competitive with the companies we believe are our peers. We also believe that a substantial portion of compensation for named executive officers should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Committee. We expect higher level executives, including the named executive officers, to have a higher percentage of their total compensation at risk. By this means, we seek to align each of our named executive officers with the short and long term interests of CenterPoint Energy and our shareholders. The size of these contingent forms of compensation is expressed as a percentage of base salary.

Base Salary.  Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. We provide a base salary to each named executive officer to provide an element of compensation that is not at risk. Without a base salary, named executive officers would be subject to income swings that could distract them from the execution of their responsibilities and duties.

As indicated above, we use a market-based approach to set base salary so that base salary will be sufficient to attract and retain the talent necessary for our continued success. Our intent is that base salary for the group of named executive officers will, in total, be positioned near the 50th percentile of the appropriate competitive market.

Market data primarily obtained from third-party salary surveys or proxy statements is the major factor in determining the competitive level of base salary. Annual adjustments to base salary reflect either changes to market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary will impact short and long term incentive payouts, as well as other benefits.

A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market reference point over several years. Decreases in base salary are rare. It is considered a preferred human resources practice to freeze base salary over several years rather than reduce base salary if a named executive officer’s level of responsibility has been decreased.

Short Term Incentive.  The short term incentive plan provides an annual cash award upon the achievement of predetermined corporate, business unit and/or departmental goals. All employees participate in the short term incentive plan. Short term incentives are designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit or department, as well as to recognize the employee’s performance during the year.

The target award is the annual incentive opportunity expressed as a percentage of base salary earned during the year. Named executive officers, who are expected to have a greater percentage of total pay at risk, have higher incentive targets. Targets in 2006 ranged from 50% to 85% of base salary for the named executive officers. The Committee determines each named executive officer’s short term incentive target by taking into account the market analysis performed annually by the consultant as described above.

Under this plan, we do not make short term incentive payments unless CenterPoint Energy achieves specified levels of performance against the preestablished performance measures approved by the Committee. The performance measures are determined each January for the Chief Executive Officer and each February for the other named executive officers. A list of performance measures from which the Committee may select is set forth in the plan and was approved most recently by our shareholders at the 2006 annual meeting. Goal achievement is measured as of year end and sets the aggregate amounts available for the payment of incentives in each business unit or department. We set the maximum available amount for most business units and departments, assuming maximum achievement of the applicable performance measures, by multiplying 150% of each employee’s short term incentive target by annual eligible earnings. In order to align incentives more appropriately with our growth strategy for our pipeline group, maximum achievement for some performance measures applicable to units of that group resulted in amounts available for awards at levels higher than 150% of target, generally from 170% to 180%. The maximum award level for Mr. Kelley, who has responsibility for this group, was approximately 179%.

Once the amounts available for paying awards are established based on actual levels of achievement, the Committee applies discretion in determining actual incentive payments to individuals, subject to maximum payout amounts determined for each business unit or department. The discretion applied can be based on the assessment of individual contributions to the achievement of the performance measures or other factors the Committee considers appropriate to take into account. The maximum payout to each individual after application of discretion is subject to a limitation which is expressed as a percentage of that individual’s target short term incentive compensation level. Although the maximum payment in 2006 for most individuals was 200% of target, certain business units, including Mr. Kelley’s, provided for a maximum payout of 250% of target. Mr. McClanahan’s payout was limited to 150% of his target in 2006 to ensure such payment qualifies as tax deductible compensation under Section 162(m) of the Internal Revenue Code. Variations in performance in a given year can lead to a material increase or decrease in this element of compensation. Pursuant to the plan, the Committee can exercise negative discretion to adjust any short term incentive payouts. From time to time, the Committee has exercised discretion to provide additional annual bonus payments above amounts earned pursuant to achieved performance goals under the plan. This discretion was exercised most recently in February 2007 when it authorized bonuses to Messrs. Standish and Kelley as described on page 29 in footnote (1) to the Grants of Plan-Based Awards for Fiscal Year 2006 table.

Performance objectives are designed to reflect goals and objectives to be accomplished over a 12-month measurement period. Therefore, incentive opportunities under the plan are not impacted by compensation amounts realizable during prior years. To determine the level of achievement against the performance measures, our Corporate Financial Planning and Performance Department compiles results, which are reviewed by our Senior Vice President and Chief Accounting Officer and Audit Services Department prior to the determination of awards by the Committee. In the event of a restatement of CenterPoint Energy’s financial statements subsequent to incentive payments being made, those payments would be subject to recoupment under a policy that is being developed. We anticipate that such a policy would permit CenterPoint Energy to pursue recovery of incentive payments affected by the restated results, depending on the facts and circumstances surrounding a restatement. In addition, we expect that the facts surrounding any such restatement would be taken into consideration in determining subsequent awards.

The short term incentive awards made in February 2006 are described in the footnotes to the Grants of Plan-Based Awards for Fiscal 2006 table on page 29. The performance measure for Messrs. McClanahan, Whitlock and Rozzell, which was based on adjusted operating income, was selected because earnings growth generally correlates to the successful execution of our business plan and because of the company-wide responsibilities of these three officers. For this purpose CenterPoint Energy’s reported operating income is adjusted for those items, either positive or negative, necessary to reflect what we consider to be core operational performance in the period being measured. We chose operating income instead of earnings per share (EPS) because EPS is more likely to be affected by non-recurring factors not reflective of performance within the control of plan participants. In 2006, adjusted operating income reached the maximum level of performance, and the Committee established the payout levels for Messrs. McClanahan, Whitlock and Rozzell at 150% of target short term incentive compensation based on that level of achievement. The company-wide adjusted operating income measure accounts for smaller percentages of the goals of Messrs. Standish and Kelley, who also have performance measures relating specifically to the business units that they manage. These business unit performance objectives include (i) achieving specified levels of adjusted operating income for the business unit or group, (ii) controlling expenditures, and (iii) non-financial operational performance measures such as reliability indices, safety-related incident rates, customer satisfaction ratings, progress or completion of projects and other measures relating to the provision of services. The performance measures for Messrs. Standish and Kelley are intended to provide a balanced scorecard weighted more heavily toward financial performance but also including factors important to customers and employee safety. The scaling of target levels necessary to achieve threshold, target and maximum performance was intended to provide a reasonable chance of achieving threshold performance, a moderately greater degree of difficulty to achieve target performance and significant improvements to reach the maximum level. Payout amounts in February 2007 are reflected in the “Bonus” column and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 27 and additional information on the measures and targets is given in the Grants of Plan-Based Awards for Fiscal Year 2006 table on page 29 and the accompanying footnotes.

The Committee has made two changes in the structure of our short term incentive plan awards for the 2007 plan year. First, instead of the broad discretion to adjust individual payout levels above or below that corresponding to achievement of the specified performance measures, we will determine the payout level with respect to 50% of each individual’s award by applying the performance criteria on a nondiscretionary basis. The remainder of an individual’s payout will continue to be subject to the application of discretion based on a subjective assessment of performance. For 2007, the Committee approved goals for exceptional overall company operating income, as well as exceptional business unit operating income, which may be funded for achievement up to 200% of target compensation levels for short term incentive payments, instead of the 150% level for other goals. The effect of this change is to increase the potential amounts available to our named executive officers under the specified performance measures of the plan from 150% (approximately 180% for Mr. Kelley) of salary earned during the year to 200% for Mr. McClanahan and approximately 180% for each of the other named executive officers.

Long Term Incentives.  We provide a long term incentive plan in which each of our executive officers, including our named executive officers, and certain other management-level employees participate. Our long term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s performance and the value of our common stock over an extended period.

The Committee authorizes grants annually during the first quarter of the year, typically during the Committee’s regularly scheduled February meeting. Grants can be made from a variety of award types authorized under our long term incentive plan. In recent years, we have emphasized performance-based shares or units, with the primary performance measure being our total shareholder return (TSR) compared to that of other companies included in the Standard & Poor’s Utility Index. We have also granted stock awards which vest based on continued service and, in the case of more recent grants, contingent on the achievement of a performance goal during the vesting period. Stock options are also authorized under our long term incentive plan, but we have not granted stock options since 2004. In some circumstances, the Committee may make discretionary adjustments to awards, but it has not done so in recent years. Any such adjustments may not be adverse to participants or must be consented to by participants.

Long Term Incentive Plan Awards in February 2006.  On February 22, 2006, the Committee authorized awards of performance shares and stock awards as shown in the columns captioned “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards for Fiscal Year 2006 table on page 29 and described further in footnote (4) to that table. The allocation of the long term incentive compensation between the grants of performance shares and the stock awards was 70% and 30%, respectively. This allocation provides what the Committee considers an appropriate split between performance-based incentive grants and service-based retention grants with a minimum dividend payout requirement, as supported by our market analysis. The Committee determined the amount of long term incentive compensation using target percentages of each named executive officer’s base salary as of December 31, 2005. The percentages of base salary used were 200% for Mr. McClanahan, 125% for Messrs. Whitlock and Rozzell, 100% for Mr. Standish and 90% for Mr. Kelley and are consistent with our objective of targeting the market median as described above. Each named executive officer’s base salary was multiplied by his long term incentive target percentage. The resulting amount of long term incentive compensation for each of the awards of performance shares and stock awards was then divided by the average of the high and low market price of our common stock on the New York Stock Exchange on February 21, 2006, which was $13.06 per share. The actual shares granted were rounded to the nearest 100 shares. Payout of the performance shares will be determined based on performance over the three-year cycle of January 2006 through December 2008. For these awards, 70% of the payout opportunity is based on TSR as compared to that of other companies included in the S&P Utility Index and the remaining 30% is based on improvement in adjusted operating income. TSR is a widely accepted metric that captures stock price appreciation and dividend yield. According to recent research by Watson Wyatt Worldwide titled “Linking Executive Pay to Optimal Performance Metrics and Goals,” institutional investors identified TSR as the single most important performance metric for public companies. Also according to this research, 43% of Fortune 250 companies utilize TSR as a metric in their long term incentive plans. By comparing CenterPoint Energy’s TSR to the other companies included in the S&P Utility Index, threshold payout for this metric is tied to the creation of at least as much shareholder value as the median ranked company within the index. We intend for the payouts based on the TSR measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring top quartile performance for maximum payout. We believe the S&P Utility Index is a reasonable proxy for the universe of companies engaged in similar businesses that are our competitors for investment dollars.

The Committee chose improvements in adjusted operating income as one of the performance criteria because earnings growth generally correlates to the successful execution of our business plan. According to the Watson Wyatt research cited above, 39% of Fortune 250 companies utilize either EPS or net income as a metric in their long term incentive plans. We chose operating income instead of EPS because EPS is more likely to be affected by non-recurring factors not reflective of performance within the control of plan participants.

The target payout for the performance measure based on the improvements in adjusted operating income is tied to achieving the level as established in our business plan over the measurement period. Threshold and maximum reflect a three percent spread from the target. In the event maximum performance is achieved, the payout level is 150% of the target. We intend that the payouts based on the improvements in adjusted operating income performance measure will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant income growth for maximum payout.

We chose a three-year performance cycle for several reasons. A three- to five-year period is a typical performance measurement period for this type of compensation element, and a three-year period is what we have traditionally used. Three years is also of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout. Three years’ duration also helps assure participants that their performance will influence a payout during the measurement period. As a result of the use of three-year performance periods, in any given year each named executive officer generally has outstanding grants covering three concurrent performance periods.

If actual achievement for a goal does not meet at least the threshold level of performance, the Committee will not approve a payout under the plan for that goal. If performance for a goal meets the threshold level, the Committee may approve a payout ranging from 50% to 150% of target based on actual achievement level for that goal.

In accordance with the terms of the plan, the Committee can exercise discretion to make payments to participants for performance-based units in the form of cash or stock, or in a combination of cash and stock. Generally, the Committee has authorized the payment of performance-based shares in common stock. The Chief Executive Officer recommends to the Committee the form of payment for awards for a given performance cycle and considers factors such as equity ownership relative to the stock ownership guidelines and the level of achievement during the period. The Committee considers this recommendation in making its final determination as to the form of payment.

As indicated above, the February 22, 2006 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2006 table on page 29 also include stock awards. Vesting of these awards requires continuous service and declaration of a minimum of $1.80 per share in cash dividends on CenterPoint Energy common stock during the three-year vesting period. The service portion of the vesting requirement provides a retention element, and the dividend condition requires payment of aggregate dividends over the vesting period in order for the awards to vest.

Long Term Incentive Plan Three-Year Performance Cycle Ending December 31, 2006.  In 2004, the Committee approved the grant of performance-based units for the 2004-2006 performance cycle. The performance goals were based upon the following criteria:

	Achievement	Total Shareholder Return as Compared to
Achievement Level	Percentage	Companies in the S&P Utility Index

Threshold	50%	Place in top 50% of index
Target	100%	Place in top 37.5% of index
Maximum	150%	Place in top 25% of index

In January 2007, results were compiled on the goal achievement for the 2004-2006 performance cycle and reviewed by our Audit Services Department. CenterPoint Energy ranked 13th among the 31 companies in the S&P Utility Index resulting in a 75% achievement percentage on this goal. The Committee reviewed and approved this achievement level in January 2007. For these performance units, the Committee approved the distribution in cash, not stock, since the majority of participants covered by the stock ownership guidelines were already in compliance with the guidelines.

The value of these long term incentive distributions realized upon vesting for the named executive officers is shown in the Option Exercises and Stock Vested for Fiscal Year 2006 table included on page 34.

Equity Award Policies and Procedures

Our practice with respect to pricing annual grants is to price stock options and other equity awards at the average of the high and low market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. This practice is in accordance with our long term incentive plan documents. In recent years, long term incentive grants made other than at the time of the annual grants have been provided to new hires only. These grants are approved by the Compensation Committee or a Special Stock Award Committee, the latter of which consists of our Chief Executive Officer and the Chairman of the Compensation Committee.

In view of recent concerns surrounding stock option grant practices at other companies, we performed a review of our past long term incentive grants since the inception of CenterPoint Energy and identified no issues with respect to practices commonly referred to as “back-dating” or “spring-loading.” The results of our internal review as well as the results of an independent review of stock option practices undertaken by our external auditors, Deloitte & Touche, LLP, at the request of the Audit Committee of the Board of Directors, have been reported to that committee. No concerns have been identified in the reviews with grants made under our long term incentive plans.

We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees.

Recoupment of Awards

In February 2007, we revised the forms of agreement for awards under our long term incentive plan to provide that the awards are subject to any recoupment policy that we may adopt. We are currently in the process of developing such a recoupment policy.

Stock Ownership Guidelines

With the approval of the Compensation Committee, we have established executive stock ownership guidelines applicable to our named executive officers and other officers. These guidelines are monitored by our Human Resources Department. The guidelines indicate that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of four times his base salary and the other named executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement is determined based on the executive’s base salary at the time he or she becomes covered by the guidelines and at the time of promotion to a higher level covered by the guidelines. The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards and the target number of performance-based shares or units from the long term incentive plan and shares held in trust are counted towards the guidelines. Current officers have until December 31, 2008 to reach their stock ownership guideline. Until the designated ownership level is reached, the guidelines suggest that the officer retain at least 50% of the after-tax shares delivered through the long term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Officers verify their stock holdings on an annual basis.

We also have a policy prohibiting all officers from hedging the risk of stock ownership. This policy is part of our insider trading policy.

Review of Tally Sheets

At least annually (with the most recent version covering 2006 presented in February 2007), management prepares and presents to the Committee tally sheets for each of the named executive officers to provide the Committee the following compensation and benefit data:

•	Base salary;

•	Short term incentive compensation (target value approved in 2006 and amount realized in 2006);

•	Long term incentive compensation (threshold, target and maximum levels granted in 2006, in addition to other outstanding equity grants in 2006 plus amount realized in 2006);

•	Value of in-the-money stock options, both vested and unvested;

•	Value of retirement benefits, including nonqualified benefits and retiree medical benefits as of December 31, 2006 and at ages 60, 62 and 65;

•	Value of savings plan company match and earnings, including nonqualified benefits as of December 31, 2006 and at ages 60, 62 and 65;

•	Cumulative interest earned on nonqualified deferred compensation plans as of December 31, 2006, including above-market earnings;

•	Other income and benefits earned in 2006, such as dividends paid, health and welfare flex credits and company costs associated with the executive life insurance plan;

•	Value of beneficiary’s benefits at death of the executive at ages 60, 62 and 65 under the executive benefit plan;

•	Benefits or payments that would be received upon a change in control or within two years of a change in control, including paid tax gross-ups for excise taxes due under Sections 4999 and 280G of the Internal Revenue Code as if the change in control occurred on December 31, 2006;

•	Benefits or payments that would be received upon other termination of employment scenarios, such as death, disability, voluntary termination, involuntary termination for cause and resignation without good reason as of December 31, 2006; and

•	Business travel and expense reimbursements received in 2006.

Change in Control

We had previously entered into change in control agreements with certain officers, including our named executive officers, which expired on December 31, 2006. In February 2007, the Committee, after consultation with Cook and input from the Chief Executive Officer, recommended to the Board the approval of new change in control agreements for certain officers, including each of the named executive officers. The Board approved the new agreements that provide for the payment of benefits in the event of a covered termination of employment occurring at or within two years after the completion of a transaction that effects a change in control. These agreements are intended to help ensure the executives’ continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements. The agreements are for a one-year term but renew automatically each year unless action is taken by the Board. The Committee intends to review the agreements each year. In order to be eligible for benefits, the executive’s employment must be terminated following a change in control so that these agreements are subject to a “double trigger.” In general, the named executive officers will be entitled to a lump sum payment of three times the sum of the executive’s base salary plus target short term incentive bonus (two times for Messrs. Standish and Kelley) as well as certain additional years of service and age for benefit purposes under the retirement plan and additional welfare benefits. The payment of change in control benefits under our long term incentive plan is based on a single trigger that does not require termination of employment. The long term incentive plan provides for the immediate vesting and payment in cash of outstanding performance units and shares at the maximum achievement level upon the occurrence of a change in control. For awards granted from and after January 1, 2007, outstanding performance units and shares will be paid in cash at the target achievement level upon the occurrence of a change in control. Outstanding stock awards are also immediately vested and paid in cash upon a change in control. For a more detailed discussion, see the “Potential Payments upon Change in Control or Termination” on page 37.

To provide additional assurance of the payment of benefits in the event of a change in control, we have established a rabbi trust. Please refer to “Rabbi Trust” under “Potential Payments Upon Change in Control or Termination” on page 42.

Benefit Plans and Other Benefit Arrangements

We have maintained a defined benefit plan for eligible employees since July 1953 to help employees provide for retirement and to remain competitive in attracting and retaining employees. The retirement plan is intended to meet the tax qualification requirements of the Internal Revenue Code. In 1999, the retirement plan was amended to include a cash balance formula for all employees hired on or after January 1, 1999. Under the cash balance formula, participants accumulate a retirement benefit based upon four percent of eligible earnings (which is base salary and short term incentive compensation) credited as of the end of the calendar year. Changes in base salary and/or short term incentive compensation affect benefits payable under the cash balance formula. For employees hired prior to January 1, 1999, the retirement plan continues to accrue benefits based on a participant’s years of service, final average pay and covered compensation, which we refer to as the final average pay formula, through December 31, 2008. Changes in base salary before December 31, 2008 affect benefits payable under the final average pay formula. Beginning January 1, 2009, the final average pay formula benefit under the retirement plan will be frozen as to any future accruals. Retirement benefits for persons who were employees as of December 31, 1998 are automatically based on the higher of the benefit calculated under the final average pay formula or the cash balance formula described above.

In addition, we maintain the benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to the annual benefit and compensation limits imposed by the Internal Revenue Code. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under our retirement plan, as applicable. The benefit restoration plan also provides for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain officers, which group includes Messrs. McClanahan and Standish. Changes in base salary and/or short term incentive compensation affect benefits payable under the benefit restoration plan. The benefit restoration plan does not provide any past service credits or accelerated service benefits. In 2006, 49 active employees accrued benefits under the benefit restoration plan. All participants become fully vested in the retirement plan and benefits restoration plan after five years of service. The named executive officers participate in the retirement plan and the benefit restoration plan. The present value of the accumulated benefits under the retirement plan and the benefit restoration plan for each named executive officer is set forth in the Pension Benefits table on page 35.

We also maintain a savings plan designed to encourage all employees to help provide for their own retirement and to remain competitive in attracting and retaining employees. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings plan. The savings restoration plan is a nonqualified plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings restoration plan. The named executive officers participate in the savings plan and the savings restoration plan. Matching contributions to the savings plan and the savings restoration plan for the named executive officers are included in the footnote to the “All Other Compensation” column of the Summary Compensation Table.

Our current deferred compensation plan is offered to selected management and highly compensated employees to enable these employees to enhance their retirement benefits. The interest crediting rate is a variable rate that corresponds with the annual Moody’s Long-term Corporate Bond Index plus 2%. In addition to the current deferred compensation plan, from 1985 to 1988 we offered a deferred compensation plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed rates of interest were available for deferrals made under the prior deferred compensation plan as a result of higher prevailing market rates at that time.

Our deferred compensation plans are nonqualified, unfunded plans, and the participants are general, unsecured creditors of CenterPoint Energy. No fund or other assets have been set aside or segregated to pay the benefits under the plan. The above-market portion of the 2006 aggregate earnings are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

We also maintain an executive benefits plan for officers who were employed as of July 1, 1996 that provides salary continuation, disability and/or death benefits to certain key officers. Changes in base salary affect benefits payable under the plan. The purpose of this plan was to provide for benefits in the case of disability or death during employment or after retirement after age 65. In 1996, we determined that this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. Of the named executive officers, only Messrs. McClanahan and Standish participate in this plan. These benefits are provided to Messrs. McClanahan and Standish under individual agreements with CenterPoint Energy.

We also have an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers who were employed as of December 31, 2001. When first implemented in 1994, the purpose of this plan was to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. This plan provides endorsement split-dollar life insurance. The death benefit coverage for each participating officer varies in proportion to the officer’s salary. Changes in base salary affect the specified face amount of the policy accordingly; however, increases in coverage greater than ten percent are subject to the approval of the underwriter. The annual premiums on the policies are payable solely by CenterPoint Energy. The executive life insurance plan is designed so that the proceeds we receive will be (but are not required to be) sufficient to cover the cumulative premiums paid and the after-tax cost to us of the gross-up payments. Beginning in 2001, the Internal Revenue Service issued transitional guidance on the valuation of split-dollar arrangements in the form of notices and proposed regulations. The final regulations apply to policies purchased or materially modified after September 2003 and require a new set of rates to calculate the imputed income to the employee for the insurance coverage. These new rates significantly increase the amount of imputed income and consequently, the paid tax gross-ups provided by us under the terms of the plan. Because of the increased costs of the paid tax gross-ups regarding new policies, we discontinued offering this coverage to new officers when the regulations were initially proposed in 2001. Accordingly, Mr. Kelley, who was hired after 2001, does not participate in this plan.

See footnote (5)(a) to the Summary Compensation Table for information concerning perquisites provided to the named executive officers. We do not consider perquisites to be a significant element of compensation.

Corporate-Owned Life Insurance Policies.  From 1982 through 1986, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of those employees who participated in the executive benefits plan. In addition, in 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of those employees who participated in the 1985 deferred compensation plan and the benefit restoration plan. All of these policies were entered into with the consent of each covered participant. Proceeds upon the death of the covered participant are available to offset the benefit payments from each of the plans. No corporate-owned life insurance policies of this nature were entered into after 1986.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers unless the compensation meets rules qualifying it as performance-based compensation. We intend to structure our compensation programs in a manner that maximizes tax deductibility. The Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of or some portions of elements of compensation such that they may not meet the requirements for performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code was enacted at the end of 2004 and made significant changes in the taxation of nonqualified deferred compensation. Failure to comply with the requirements of Section 409A can result in accelerated taxation and a 20% penalty on deferred compensation for employees. We are continuing to review and analyze the impact of Section 409A and the related Treasury Department guidance and regulations on our plans and agreements that provide for nonqualified deferred compensation. Based on current guidance, we may be required to amend our plans and agreements that provide nonqualified deferred compensation by the end of 2007 to comply with Section 409A.

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2006. Because of changes to the Securities and Exchange Commission’s compensation disclosure rules, this year’s presentation differs from that of prior years, and the amounts shown may not be comparable to those included in prior years’ proxy statements.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(1, 3)	($)(4)	($)(5)	($)

David M. McClanahan	2006	$955,000	$—	$1,424,520	$—	$1,217,626	$1,333,372	$259,945	$5,190,463
President and Chief Executive Officer
Gary L. Whitlock	2006	437,500	—	439,185	19,057	328,125	32,817	78,276	1,334,960
Executive Vice President and Chief Financial Officer
Scott E. Rozzell	2006	420,000	—	441,308	9,525	315,000	34,778	76,446	1,297,057
Executive Vice President, General Counsel and Corporate Secretary
Thomas R. Standish	2006	395,000	56,325	286,742	—	183,675	290,106	104,657	1,316,505
Senior Vice President and Group President-Regulated Operations
Byron R. Kelley	2006	329,833	24,642	259,439	21,764	280,358	27,394	45,995	989,425
Senior Vice President and Group President Pipelines and Field Services

(1)	Short term incentive compensation classified as bonus in prior years’ proxy statements is generally now shown in the Non-Equity Incentive Plan Compensation column. Amounts shown in the Bonus column represent discretionary payments above amounts earned pursuant to achieved performance goals under our short term incentive plan.

(2)	For information regarding the assumptions used in the valuation of our stock and option awards, please read “Stock-Based Incentive Compensation Plans and Employee Benefit Plans” in Note 2(p) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. This information is incorporated in this proxy statement by reference.

CenterPoint Energy has not granted stock options since 2004. Amounts shown in the Option Awards column represent amounts recognized during 2006 for financial reporting purposes under Statement of Financial Accounting Standards SFAS No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123(R)) for options granted in prior periods. No such recognition for Messrs. McClanahan and Standish was required because the grant date fair value on their prior option grants was fully accrued prior to 2006 as a result of their meeting age and service requirements that permit accelerated vesting of the options upon retirement.

(3)	Non-Equity Incentive Plan Compensation represents short term incentive awards earned with respect to 2006 performance and paid in 2007. For more information on short term incentive awards, please see the Grants of Plan-Based Awards for Fiscal Year 2006 table on page 29 and the accompanying footnotes.

(notes continued on following page)

(4)	The two components of the Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

		Above Market Earnings on
	Change in	Nonqualified Deferred
Name	Pension Value(a)	Compensation(b)	Total

McClanahan	$1,301,258	$32,114	$1,333,372
Whitlock	32,727	90	32,817
Rozzell	34,778	—	34,778
Standish	281,128	8,979	290,107
Kelley	27,394	—	27,394

(a)	The Change in Pension Value is the difference in the present value of accumulated benefits under our retirement plan and the related benefit restoration plan from December 31, 2005 to December 31, 2006. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2005 assumed a discount rate of 5.70% and lump sum conversion interest rate of 4.95%. The present value as of December 31, 2006 assumed a discount rate of 5.85% and lump sum conversion interest rate of 5.35%. Please see the narrative accompanying the Pension Benefits table on page 35 for a more detailed discussion of the calculation of the present value.

(b)	Above-market earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set.

(5)	The following table sets forth the elements of the All Other Compensation column:

			Contributions to	Contributions to
	Perquisites		Vested and	Vested and
	and Other		Unvested Defined	Unvested Defined
	Personal	Tax	Contribution Plans	Contribution Plans	Insurance	Executive
Name	Benefits(a)	Reimbursements(b)	(qualified)(c)	(nonqualified)(c)(d)	Premiums(e)	Benefit Plan(f)	Total

McClanahan	$15,635	$2,263	$16,200	$124,066	$56,905	$44,876	$259,945
Whitlock	—	1,010	9,900	41,315	26,051	—	78,276
Rozzell	—	964	9,900	41,854	23,728	—	76,446
Standish	—	925	16,200	26,802	20,891	39,839	104,657
Kelley	—	60	16,200	27,189	2,546	—	45,995

(a)	The amounts for Mr. McClanahan primarily relate to the installation of a new home security system and also include the cost of monitoring that system and the personal use of sporting event tickets. None of the other executive officers received perquisites valued in excess of $10,000.

(b)	The tax reimbursement amounts shown are gross-up payments equal to the after-tax cost of imputed income the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payments are calculated assuming the highest individual income tax rate is applicable. Also included in this amount are gross-up payments for Medicare taxes on imputed income associated with the value of some perquisites.

(c)	Under our savings plan, participants may contribute up to 16%, on a pre-tax and/or after-tax basis, of their plan eligible compensation. We make a matching contribution of 75% of the first six percent contributed by employees on a payroll-period basis. We may make an additional discretionary matching contribution of up to 50% of the first six percent contributed by employees in the prior year. In 2006, we paid the full amount of the discretionary match. The contributions to the savings plan are immediately vested.

(d)	These amounts represent CenterPoint Energy’s contributions to the savings restoration plan, which is described in footnote (2) to the Nonqualified Deferred Compensation table on page 36.

(e)	The insurance premium amounts include the annual premiums we pay to provide life insurance coverage, long-term disability coverage and coverage under an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers who were employed as of December 31, 2001. This plan provides endorsement split-dollar life insurance, with coverage continuing after the officer’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. The eligible named executive officers have single-life coverage equal to two

(notes continued on following page)

times current salary. Upon the death of the insured, we will receive any balance of the insurance proceeds payable in excess of the specified death benefit.

(f)	These amounts represent our estimated aggregate incremental cost during 2006 of providing benefits under our executive benefit plan for certain officers who were employed as of July 1, 1996. Messrs. McClanahan and Standish participate in this plan pursuant to individual contractual agreements originally entered into in 1986 and 1993, respectively. If death occurs during active employment, the plan provides for a salary continuation benefit of 100% of the officer’s current base salary for one year and then 50% of base salary for nine years or until the deceased officer would have attained age 65, if later. The plan also provides that if the officer retires after reaching age 65, we will pay an annual benefit equal to 50% of the officer’s annual base salary at the time of retirement for six years after his death. If the officer leaves employment prior to reaching age 65, all benefits are forfeited. The value reported is the increase in the present value of the benefit between December 31, 2005 and December 31, 2006 assuming retirement at age 65, using base salary in effect at the end of each year. No pre-retirement mortality or terminations are assumed. The interest rates for discounting payments back to December 31, 2005 and December 31, 2006 are 5.70% and 5.85%, respectively.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table presents the non-equity and equity incentive plan awards granted during 2006. There were no other stock or option awards granted during the year.

					Estimated Future Payouts Under
		Estimated Possible Payouts Under			Equity Incentive Plan Awards(4)			Grant Date
		Non-Equity Incentive Plan Awards(1)			Threshold:	Target:	Maximum:	Fair Value
	Grant	Threshold	Target	Maximum	Number of	Number of	Number of	of Stock
Name	Date	($)	($)	($)	Shares (#)	Shares (#)	Shares (#)	Awards

McClanahan	2/22/06	$405,875	$811,750	$1,217,626	47,150	94,300	141,450	$1,230,615
	2/22/06	—	—	—	—	40,400	—	527,220
Whitlock	2/22/06	109,375	218,750	328,125	13,900	27,800	41,700	362,790
	2/22/06	—	—	—	—	11,900	—	155,295
Rozzell	2/22/06	105,000	210,000	315,000	13,550	27,100	40,650	353,655
	2/22/06	—	—	—	—	11,600	—	151,380
Standish(2)	2/22/06	98,750	197,500	296,250	9,800	19,600	29,400	255,780
	2/22/06	—	—	—	—	8,400	—	109,620
Kelley(3)	2/22/06	82,458	164,917	294,871	7,300	14,600	21,900	190,530
	2/22/06	—	—	—	—	6,200	—	80,910

(1)	The estimated possible payouts under non-equity incentive plan awards are based on the terms of our February 2006 grants under the short term incentive plan. Actual amounts paid in 2007 for 2006 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

A threshold requirement for any payouts for the 2006 plan year was that after-tax income from continuing operations exceeded the common dividends paid to shareholders, and Adjusted Operating Income (as defined below) for CenterPoint Energy exceeded $850 million.

Our short term incentive plan provides for quantitative performance measures. The levels at which these measures are achieved determine amounts available to pay awards in business units and functional units. Payout percentages for achievement levels between threshold, target and maximum are generally calculated using linear interpolation. Subject to the aggregate limitations established on the basis of the performance measures, amounts payable to individuals are subject to the exercise of discretion as described below.

For 2006, the sole performance measure for short term incentive plan awards to Messrs. McClanahan, Whitlock and Rozzell was Adjusted Operating Income for CenterPoint Energy. The 2006 awards provided for threshold, target and maximum levels of Adjusted Operating Income for CenterPoint Energy of $900 million, $935 million and $955 million, respectively.

“Adjusted Operating Income” for CenterPoint Energy and for the business units generally refers to reported operating income, adjusted for those items, either positive or negative, necessary to reflect core operational performance in the period being measured. For example, we make adjustments to:

• include income reported as other income from any partnerships in which we hold an equity interest;

(notes continued on following page)

• exclude the impacts on operating income of certain regulatory actions related to our stranded cost recovery;

• exclude the effects of our transition bonds;

• exclude any variances from the budgeted severance costs; and

• exclude any variances from the budgeted factoring costs.

Actual payouts for the named executive officers may differ from the amounts corresponding to the achievement level of the quantitative performance measures for the named executive officers described above based on discretionary action by our Compensation Committee. The maximum available amount to pay awards to employees in a particular business or functional unit was based on achievement levels of the applicable performance measures and the base salaries of the employees multiplied by their respective short term incentive opportunities as a percentage of base salary. Subject to this maximum, our Compensation Committee had discretion to determine the actual short term incentive compensation paid for 2006 to each individual by adjusting the amount corresponding to the level of achievement of the quantitative performance measures downward or (except in the case of Mr. McClanahan) upward based on an assessment of individual or business unit performance. The adjusted amounts were capped at 200% of the applicable short term incentive plan target, except in the case of Mr. McClanahan (as to whom no upward adjustments were permitted) and Mr. Kelley, whose adjusted amount was capped at 250% of his target. Actual payout levels for the 2006 awards approved in February 2007 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 27. In February 2007, the Compensation Committee exercised its discretion to pay Mr. Standish above the 2006 achievement level of the relevant quantitative performance measures. This action was based on his leadership in planning and successfully implementing the realignment of our regulated operations businesses. The Committee exercised similar discretion with respect to Mr. Kelley for his leadership in the performance and growth of our pipelines and field services units. These payments are reflected in the “Bonus” column of the Summary Compensation Table.

(2)	The quantitative performance measures for Mr. Standish for the 2006 plan year were comprised of Adjusted Operating Income for CenterPoint Energy, Adjusted Operating Income for the Regulated Operations Group and composites of goals related to each of the businesses that form the Regulated Operations Group, weighted as indicated:

		Actual
Performance Measure(a)	Weight	Achievement

Adjusted Operating Income for CenterPoint Energy	20%	150%
Adjusted Operating Income for the Regulated Operations Group(b)	20%	50%
Composite Houston Electric Goal Achievement(c)	30%	82%
Composite Southern Gas Operations Goal Achievement(d)	20%	81%
Composite Minnesota Gas Goal Achievement(e)	10%	117%

(a)	“Controllable Expenditures” for the business units generally refers to operations and maintenance expenses and capital expenditures, adjusted for certain items, either positive or negative, such as to include new approved projects and to exclude any variances from the budgeted severance costs, factoring costs and transmission cost of service. For each element of a composite goal based on a business unit’s operating income or controllable expenditures, performance measures were based on 2006 Adjusted Operating Income or controllable expenditures, as appropriate, compared to the budgeted amounts established at the beginning of 2006 in the business plan for that unit. Threshold, target and maximum performance levels for controllable expenditures were based on achieving 103%, 98% and 95%, respectively of budgeted amounts, and threshold, target and maximum performance levels for Adjusted Operating Income were based on achieving 96%, 102% and 105%, respectively, of budgeted amounts.

(b)	The budgeted level of Adjusted Operating Income for the Regulated Operations Group was $579 million. In 2006 this goal was achieved at 50%.

(c)	The Houston Electric composite goal included the following factors: Houston Electric’s Adjusted Operating Income (weighted 7% of Mr. Standish’s total goal), controllable expenditures (weighted 9%) and operational performance measures that are based on reliability and safety indices (weighted 14% in the aggregate). The budgeted level of Adjusted Operating Income for Houston Electric in 2006 was $384 million, and controllable expenditures were budgeted at $718 million. In 2006, Houston Electric’s Adjusted Operating Income goal was achieved at 150%, the controllable expenditures goal was achieved at 72%, and the operational performance measures were achieved at 55% in the aggregate.

(d)	The Southern Gas Operations composite goal included the following factors: Southern Gas Operations Adjusted Operating Income (weighted 5% of Mr. Standish’s total goal), controllable expenditures (weighted 6%) and operational

(notes continued on following page)

performance measures that are based on improvement in customer perception, improvement in meter reading accuracy, reducing bill exception backlog and safety indices (weighted 9% in the aggregate). The budgeted level of Adjusted Operating Income for Southern Gas Operations in 2006 was $124 million, and budgeted controllable expenditures were $495 million. In 2006, the Southern Gas Operations Adjusted Operating Income goal was not achieved, the controllable expenditures goal was achieved at 124% and the operational performance measures were achieved at 92% in the aggregate.

(e)	The Minnesota Gas composite goal included the following factors: controllable expenditures (weighted 5% of Mr. Standish’s total goal) and operational performance measures based on customer survey results, improvement in first call completion percentage, a reduction in the number of pending leaks and safety indices (weighted 5% in the aggregate). In 2006, the Minnesota Gas controllable expenditures were budgeted at $265 million, and the goal was achieved at 95%. The operational performance measures were achieved at 143% in the aggregate.

(3)	The quantitative performance measures for Mr. Kelley for 2006 were comprised of Adjusted Operating Income for CenterPoint Energy and composites of goals related to each of the businesses included in the Pipelines Group, weighted as indicated:

		Actual
Performance Measure(a)	Weight	Achievement

Adjusted Operating Income for CenterPoint Energy	20%	150%
Composite Interstate Pipelines Goal Achievement(b)	46%	169%
Composite Field Services Goal Achievement(c)	24%	186%
Composite Pipeline Services Goal Achievement(d)	10%	173%

(a)	“Controllable Expenditures” for the businesses generally refers to operations and maintenance expenses and capital expenditures, adjusted for certain items, either positive or negative, such as to include new approved projects and to exclude any variances from the budgeted severance costs and factoring costs. For each element of a composite goal based on a business’ operating income or controllable expenditures, performance measures were based on 2006 Adjusted Operating Income or controllable expenditures, as appropriate, compared to the budgeted amounts established at the beginning of 2006 in the business plan for that unit. Threshold, target and maximum performance levels for controllable expenditures were based on achieving 103%, 97% and 95%, respectively, of budgeted amounts, and threshold, target, maximum and exceptional performance levels for Adjusted Operating Income were based on achieving 98%, 102% 105% and 110%, respectively, of budgeted amounts.

(b)	The composite goal achievement for the Interstate Pipelines included Adjusted Operating Income for Interstate Pipelines (weighted 29% of Mr. Kelley’s total goal) and operational performance measures related to expansion projects, such as the level of contracted capacity, the achievement of regulatory approvals, and the level of customer satisfaction (weighted 17% in the aggregate). In 2006 the budgeted level of Adjusted Operating Income for Interstate Pipelines was $141 million. The Interstate Pipelines Adjusted Operating Income goal was achieved at 200%, and the operational performance measures were achieved at 117% in the aggregate.

(c)	The composite goal achievement for Field Services included Adjusted Operating Income of Field Services (weighted 18% of Mr. Kelley’s total goal) and operational performance measures consisting of: a safety index, compressor utilization and availability, Service Star system availability and the number of well connects (weighted 6% in the aggregate). In 2006 the budgeted level of Adjusted Operating Income for Field Services was $79 million. In 2006, the Field Services Adjusted Operating Income goal was achieved at 200%, and the operational performance measures were achieved at 143% in the aggregate.

(d)	The composite goal achievement for Pipeline Services included Adjusted Operating Income of Interstate Pipelines (weighted 5% of Mr. Kelley’s total goal), controllable expenditures (weighted 1%) and operational performance measures, consisting of a safety index, an environmental compliance index, the results of an internal pipeline safety self-audit and achievement of regulatory approvals of expansion projects (weighted 4% in the aggregate). In 2006, the budgeted level of controllable expenditures was $121 million, and that goal was achieved at 150%. The operational performance measures were achieved at 150% in the aggregate.

(4)	The grants of equity incentive plan awards consist of two awards for each named executive officer: a performance share award, for which threshold, target and maximum numbers of shares are shown in the columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” in the first line opposite the name of each officer, and a stock award covering a number of shares listed in the “Target: Number of Shares” column in the second line for that officer. These awards are granted under our long term incentive plan.

(notes continued on following page)

Payouts, if any, for the performance share awards will be based on levels of achievement under two performance measures during the period commencing January 1, 2006 and ending December 31, 2008. The performance measures are

•	our total shareholder return for the three-year period compared to that of the other companies included in the S&P Utility Index; and

•	attainment of specified levels of improved operating income adjusted to:

º	reflect the impacts of acquisitions and divestitures;

º	exclude the impacts of all income related to stranded cost and other true-up proceedings;

º	exclude the impacts of any changes in accounting standards; and

º	include any joint venture or partnership income reported as other income.

The weighting and target levels for the two performance measures are summarized as follows:

		Threshold
Performance		Achievement	Target Achievement	Maximum Achievement
Measure	Weighting	(50% Payout)	(100% Payout)	(150% Payout)

Total shareholder return	70%	Place in top 50% of companies in the S&P Utility Index	Place in top 37.5% of companies in the S&P Utility Index	Place in top 25% of companies in the S&P Utility Index
Improved operating income	30%	Operating income of $2.661 billion	Operating income of $2.736 billion	Operating income of $2.811 billion

The performance share awards provide for vesting at the end of the performance period based on the extent we have achieved the goals. Payout percentages for achievement levels between threshold, target and maximum are determined by interpolation. Vesting is determined separately for each performance measure, based on its relative weighting, so that it is possible for achievement under either measure to result in a payout independently of achievement under the other. Payments are made in the form of shares equal in number to the shares covered by the award multiplied by the payout percentage, subject to withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” in this proxy statement for the impact of a change in control on outstanding grants.

The stock award vests on February 22, 2009 provided we have declared a minimum of $1.80 per share in dividends on our common stock during the vesting period.

The performance shares and the stock awards accrue dividend equivalents over the vesting period at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents will either be paid in cash upon vesting or be used to satisfy tax withholding requirements at that time.

Outstanding Equity Awards At Fiscal Year-End 2006

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2006.

	Option Awards(1)					Stock Awards(1)
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive				Market	Number of	Payout
			Plan Awards:			Number	Value of	Unearned	Value of
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable(2)	(#)	($)	Date	(#)(3)	($)	(#)(4)	($)

McClanahan	5,165	—	—	$15.1608	1/6/2007	32,600	$540,508	269,100	$4,461,678
	37,131	—	—	17.6377	3/2/2008	—	—	—	—
	68,959	—	—	18.2783	3/1/2009	—	—	—	—
	84,873	—	—	14.0077	2/24/2010	—	—	—	—
	148,864	—	—	31.9786	3/5/2011	—	—	—	—
	203,377	—	—	6.4378	3/4/2012	—	—	—	—
	103,900	—	—	5.6400	3/3/2013	—	—	—	—
	70,733	35,367	—	10.9200	3/2/2014	—	—	—	—

Whitlock	26,522	—	—	21.6777	7/31/2011	10,800	179,064	80,700	1,338,006
	76,597	—	—	6.4378	3/4/2012	—	—	—	—
	40,600	—	—	5.6400	3/3/2013	—	—	—	—
	23,466	11,734	—	10.9200	3/2/2014	—	—	—	—

Rozzell	62,767	—	—	31.9786	3/5/2011	11,400	189,012	79,700	1,321,426
	74,263	—	—	31.1347	4/1/2011	—	—	—	—
	56,539	—	—	6.4378	3/4/2012	—	—	—	—
	24,733	12,367	—	10.9200	3/2/2014	—	—	—	—

Standish	7,073	—	—	18.2783	3/1/2009	7,600	126,008	51,000	845,580
	21,295	—	—	14.0077	2/24/2010	—	—	—	—
	41,254	—	—	31.9786	3/5/2011	—	—	—	—
	54,106	—	—	6.4378	3/4/2012	—	—	—	—
	29,100	—	—	5.6400	3/3/2013	—	—	—	—
	16,533	8,267	—	10.9200	3/2/2014	—	—	—	—

Kelley	31,446	—	—	8.0850	5/5/2013	7,800	129,324	42,800	709,624
	17,000	8,500	—	10.9200	3/2/2014	—	—	—	—

(1)	None of the awards have been transferred.

(2)	These option awards vested on March 3, 2007.

(3)	These outstanding stock awards vested on March 3, 2007.

(4)	These outstanding stock awards with performance goals will fully vest on the following dates:

	Type of
Grant Date	Stock Award	Vesting Date	McClanahan	Whitlock	Rozzell	Standish	Kelley

February 21, 2005	Performance Shares	December 31, 2007	94,100	28,700	28,700	16,100	15,400
February 21, 2005	Stock Award	February 21, 2008	40,300	12,300	12,300	6,900	6,600
February 22, 2006	Performance Shares	December 31, 2008	94,300	27,800	27,100	19,600	14,600
February 22, 2006	Stock Award	February 22, 2009	40,400	11,900	11,600	8,400	6,200

Total			269,100	80,700	79,700	51,000	42,800

Option Exercises And Stock Vested for Fiscal Year 2006

The following table indicates the number and value of stock options exercised and stock awards that vested during 2006.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

McClanahan	—	$—	61,200	$1,309,902
Whitlock	—	—	23,900	486,509
Rozzell	40,900	339,713	25,800	521,692
Standish	—	—	17,100	349,071
Kelley	—	—	12,913	280,561

(1)	For each of the named executive officers, the Stock Awards consist of the following:

	Performance Unit Awards for the		Stock Award Granted March 4,		Stock Award Granted May 6,
	2004-2006 Performance Cycle		2003 That Vested March 4, 2006		2003 That Vested May 6, 2006
	Number of	Value Realized	Number of	Value Realized	Number of	Value Realized
Name	Units	on Vesting(a)	Shares	on Vesting(b)	Shares	on Vesting(b)

McClanahan	5,400	$437,802	61,200	$872,100	—	$—
Whitlock	1,800	145,934	23,900	340,575	—	—
Rozzell	1,900	154,042	25,800	367,650	—	—
Standish	1,300	105,396	17,100	243,675	—	—
Kelley	1,300	105,396	—	—	12,913	175,165

(a)	Value Realized on Vesting for the performance unit awards was determined based on a payout value of $75.00 per unit together with a dividend equivalent amount equal to the dividends accrued during the performance period ($1.40 per share) on a number of shares of our common stock equal to the aggregate payout value divided by the average of the high and low market prices of our common stock on the New York Stock Exchange on the date the performance achievement level was approved by the Compensation Committee ($17.285). The Compensation Committee determined to pay these awards in cash.

(b)	Value Realized on Vesting for the stock awards was determined using the average of the high and low market prices of our common stock on the New York Stock Exchange on the vesting date ($12.90 for the stock awards that vested March 4, 2006 and $12.315 for the stock award that vested May 6, 2006) together with dividend equivalents per share during the vesting period of $1.35 for the stock awards that vested March 4, 2006 and $1.25 for the stock award that vested May 6, 2006.

Pension Benefits

The following table provides information regarding our named executive officers’ accumulated benefits under our retirement and benefit restoration plans.

		Number of	Present Value of	Payments
		Years	Accumulated	During
		Credited	Benefit	2006
Name	Plan Name(1)	Service	($)	($)

Final Average Pay Formula(2)
McClanahan	Retirement Plan	32.4	$1,224,796	$—
	Benefit Restoration Plan	34.9	10,429,743	—
Standish	Retirement Plan	25.0	800,381	—
	Benefit Restoration Plan	25.0	1,340,993	—
Cash Balance Formula(3)
Whitlock	Retirement Plan	5.4	$47,971	$—
	Benefit Restoration Plan	5.4	82,710	—
Rozzell	Retirement Plan	5.8	49,561	—
	Benefit Restoration Plan	5.8	91,352	—
Kelley(4)	Retirement Plan	3.6	32,740	—
	Benefit Restoration Plan	3.6	35,166	—

(1)	Retirement benefits for our named executive officers are provided under our retirement plan and our benefit restoration plan. All participants become fully vested in the retirement plan and benefit restoration plan after five years of service. The benefit restoration plan generally provides for a benefit equal to the excess of the benefit amount that would be payable under the retirement plan if the annual benefit limit and the annual compensation limit imposed by the Internal Revenue Code did not exist. Benefits payable under the benefit restoration plan are paid at the same time and in the same form and manner as distributions from the retirement plan. Payment options under the retirement plan include a lump sum payment and various forms of annuities.

(2)	Through December 31, 2008, Messrs. McClanahan and Standish accrue benefits based on years of service, final average pay and covered compensation, which we refer to as the final average pay (FAP) formula. Final average pay means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. Messrs. McClanahan and Standish’s retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [.44% x (FAP − Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service. Messrs. McClanahan and Standish also accrue a benefit under the benefit restoration plan based on the final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plan for certain key officers, including Messrs. McClanahan and Standish. Mr. McClanahan is entitled to up to 2.5 additional years of service under a supplemental agreement, but his total service under the plan may not exceed the maximum of 35 years.

The present value for Messrs. McClanahan and Standish was calculated based on benefits accrued through December 31, 2006 assuming retirement at the earliest age for retirement without a reduction in benefits (at least age 60 with at least 30 years of service). Mortality assumptions are based on the 1994 Uninsured Pensioners Mortality Table. The calculation also assumes the participant is equally likely to commence the benefit in the form of a single life annuity or a lump sum distribution. The single life annuity is the normal form of benefit under the plan, and the lump sum distribution is calculated as the present value of the accrued benefit commencing at age 65 assuming a 5.35% interest rate and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2006 is 5.85%. These assumptions, where applicable, are the same assumptions disclosed in Note 2(p), “Stock-Based Incentive Compensation Plans and Employee Benefit Plans,” to CenterPoint Energy’s Form 10-K for the year ended December 31, 2006.

(notes continued on following page)

(3)	Messrs. Whitlock, Rozzell and Kelley’s benefits are based solely on the cash balance formula under the retirement plan. Therefore, they accumulate benefits based upon 4% of eligible earnings (base salary and short term incentive compensation) credited as of the end of the calendar year. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code for the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2006 plan year was 4.73%. In addition, Messrs. Whitlock, Rozzell and Kelley accrue an excess benefit amount under the benefit restoration plan based on the cash balance formula as if the Internal Revenue Code limits did not apply.

The present value for Messrs. Whitlock, Rozzell and Kelley was calculated based on benefits accrued through December 31, 2006 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 5.35%. Mortality assumptions are based on the 1994 Uninsured Pensioners Mortality Table. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming a 5.35% interest rate and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2006 is 5.85%.

(4)	Mr. Kelley will become fully vested as of May 15, 2008.

Nonqualified Deferred Compensation

The following table provides information with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified.

					Aggregate
		Company	Aggregate	Aggregate	Balance at
		Contributions	Earnings in	Withdrawals/	December 31,
		in 2006	2006	Distributions	2006
Name	Plan(1)	($)(2)	($)(3)	($)(4)	($)

McClanahan	Deferred Compensation Plan	$—	$108,671	$—	$1,297,492
	Savings Restoration Plan	124,066	217,940	—	860,450
Whitlock	Deferred Compensation Plan	—	310	3,859	4,169
	Savings Restoration Plan	41,315	68,804	—	271,647
Rozzell	Savings Restoration Plan	41,854	69,732	—	275,308
Standish	Deferred Compensation Plan	—	29,690	—	286,419
	Savings Restoration Plan	26,802	44,774	—	176,773
Kelley	Savings Restoration Plan	27,189	21,186	—	83,646

(1)	Deferred Compensation Plan. Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 100% of salary and/or short term incentive compensation. Under the terms of our current deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus 2%. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral, (ii) a lump sum distribution, or (iii) 15 annual installments. If a participant terminates employment prior to age 55, a lump-sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. If a participant terminates employment between age 55 and 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections in either a lump-sum payment in the January after his or her termination or 15 annual installments commencing upon termination. If a participant terminates employment after age 60, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65. None of the named executive officers elected to defer monies in the plan during 2006.

From 1985 to 1988, we offered a deferred compensation plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed rates of interest were available for deferrals made under the prior deferred compensation plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

(notes continued on following page)

Savings Restoration Plan. A participant must contribute a minimum of six percent of all eligible compensation (base salary and short term incentive compensation) to the savings plan to be eligible to participate in the savings restoration plan. Participants are not permitted to make voluntary deferrals into the savings restoration plan. Once either the annual compensation limit or the individual maximum addition limit under the Internal Revenue Code is reached in the savings plan, CenterPoint Energy’s matching contribution is made in a bookkeeping account to the savings restoration plan. Benefits payable under the savings restoration plan are paid at the same time and in the same form and manner as distributions payable from the savings plan. Payment options include (i) a lump-sum payment or (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years.

(2)	The “Company Contributions in 2006” column for the savings restoration plan includes employer matching contributions and discretionary employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. The discretionary employer matching contribution made in 2006 for the 2005 plan year was previously reported in our 2005 proxy statement in the “All Other Compensation” column of the Summary Compensation Table. Our contributions to the savings plan and the savings restoration plan for the named executive officers are included in the footnote to the “All Other Compensation” column of the Summary Compensation Table.

(3)	“Aggregate Earnings in 2006” consist of earnings on prior plan deferrals. This interest rate for 2006 for the current deferred compensation plan was 8.04% with interest compounded annually. Messrs. McClanahan, Whitlock and Standish have deferrals under this plan.

The interest crediting rate under the terms of the prior deferred compensation plan was a fixed rate based upon the age of the participant at the time of deferral. Messrs. McClanahan and Standish are the only named executive officers who previously deferred under this plan and their interest crediting rate is 19% with interest compounded annually. The above-market portion of these 2006 aggregate earnings is reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in this proxy statement.

“Aggregate Earnings” in 2006 also include earnings on the savings restoration plan using the Company’s Stock Fund annual rate of return in the savings plan. The annual rate of return for 2006 was 33.92%.

(4)	Mr. Whitlock received an early distribution in 2006, which he elected at the time of his deferral in accordance with the terms of the deferred compensation plan.

Potential Payments upon Change in Control or Termination

In February 2007, we entered into change in control agreements with certain officers, including each of our named executive officers, providing for payments and other benefits in the event a covered termination of employment occurs within two years after the completion of a transaction that effects a change in control. A change in control will be deemed to occur under the agreements if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless acquired directly from CenterPoint Energy;

•	the members of our Board on the date of the agreement, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy,

•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•	a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under these agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability as defined in our long-term disability plan, termination on or after age 65, involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors and officers liability insurance covering the officer.

The agreements provide that we will pay an officer experiencing a covered termination of employment a lump-sum amount equal to three times the sum of the officer’s base salary plus short term incentive award at target (two times for Messrs. Standish and Kelley). For officers who are not age 55 or older with five years of service, the agreements also provide for a short term incentive payment (paid in a lump sum) based on eligible earnings to the date of termination multiplied by his short term incentive target. Mr. Kelley is the only named executive officer who would be entitled to the latter benefit pursuant to the change in control agreement. The other named executive officers meet the age and service requirements and therefore would be entitled to a similar pro rata short term incentive payment under the terms of the short term incentive plan. Three years of service and age (two years for Messrs. Standish and Kelley) will be added for benefit purposes under the retirement plan and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the agreements provide for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. The agreements also provide for us to make a tax gross-up payment to the officer if the officer is determined to owe any excise tax under Internal Revenue Code Section 4999 on “excess parachute payments.” Excess parachute payments are defined in Internal Revenue Code Section 280G(b) and may include payments under the change in control agreements or other agreements or arrangements, including the change in control provisions of the long term incentive plan awards described below. The tax gross-up payment would be in an amount sufficient to make the officer whole, after payment of applicable federal income and medicare taxes, for the excise taxes, interest and penalties assessed. The total change in control payment is subject to a reduction of up to 10% if such reduction would avoid triggering excise tax.

An officer must sign a waiver and release in connection with any claims relating to the officer’s employment with or separation from the company prior to receiving any benefits under the change in control agreement. The agreements also provide that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or the marketing of products or services. The term of the agreements is one year, and they renew automatically for successive one-year terms unless the Board takes action to revise or terminate them.

Change in control provisions in our current long term incentive plan.  The change in control agreements described above do not provide for any payments related to outstanding awards under our long term incentive plan. The terms of outstanding awards to the named executive officers under our long term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control agreements), without regard to whether the officer’s employment is terminated. Generally, the different award types under the long term incentive plan are treated as follows:

•	Stock Awards. We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions, if applicable, have been satisfied, together with shares having a market value equal to accrued dividends on those shares. Alternatively, the Compensation Committee of our Board could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

•	Performance Shares. Similarly, we would be required to settle rights relating to unvested performance shares granted in 2006 and prior years by delivering the number of shares that would be required if performance was at the maximum achievement level plus dividend equivalent shares as described above, or through an alternative cash settlement based on the fair market value of the shares. For performance shares granted in 2007, we reduced the payout level for performance shares in the event of a change in control from maximum to target performance.

•	Performance Units. Similarly, we would be required to settle rights relating to unvested performance units granted in 2004 by delivering the number of shares equal to the maximum payout value times the number of performance units divided by the fair market value of our common stock plus dividend equivalent shares as described above. Alternatively, the Compensation Committee of our Board could elect to settle by paying cash in an amount equal to the maximum payout value times the number of performance units.

•	Options. We would be required to settle unexercised stock options, whether or not currently exercisable, in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price. The fair market value of our common stock for purposes of these provisions is the average of the high and low market prices on the date immediately preceding the date on which the change in control occurs.

Payments in the event of change in control

The table below presents amounts that would have been payable in settlement of outstanding awards under our current long term incentive plan if a change in control had occurred on December 31, 2006. It also presents amounts that would have been payable and the value of benefits provided under the change in control agreements assuming a covered termination of employment occurred on December 31, 2006 following a change in control. These amounts were based on the change in control agreements that became effective January 1, 2007 instead of the agreements that expired in order to provide a more meaningful description of the amounts that would be currently applicable. The amounts that would have been paid under the agreements that expired on December 31, 2006 would have been substantially similar to these amounts.

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 29, 2006 (which was $16.58). The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Kelley

Severance Amount	$5,439,000	$2,003,000	$1,913,000	$1,215,000	$1,080,000
Short term incentive plan(1)	812,000	219,000	210,000	198,000	165,000
Long term incentive plan:(2)
Performance units(3)	878,000	293,000	309,000	211,000	211,000
Performance shares	4,912,000	1,473,000	1,455,000	930,000	782,000
Stock awards	1,975,000	611,000	616,000	400,000	360,000
Stock options(4)	3,800,000	1,420,000	783,000	1,007,000	411,000
Benefit restoration plan(5)	1,609,000	108,000	112,000	397,000	131,000
Health and welfare benefits	15,000	23,000	15,000	23,000	15,000
Outplacement	6,000	6,000	6,000	6,000	6,000
Excise Tax Gross-Up(6)	4,273,000	1,229,000	1,065,000	840,000	1,030,000

Total	$23,719,000	$7,385,000	$6,484,000	$5,227,000	$4,191,000

(1)	Under the terms of our short term incentive plan, an individual age 55 or greater with at least five years of service is eligible for a pro rata payment upon termination, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short term incentive target. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Because Mr. Kelley, however, has less than five years of service, he would receive a corresponding payment under the terms of his change in control agreement.

(2)	The change in control provisions under our current long term incentive plan are not conditioned upon termination of employment. The payments are determined as described under “Potential Payments upon Change in Control or Termination—Change in control provisions in our current long term incentive plan.”

(3)	The December 31, 2006 assumed date of the change in control is the same date as the end of the performance cycle for performance units granted in 2004. The amount shown in the table is based on settlement of these awards at the maximum achievement level. We have not deducted the amounts paid in 2007 with respect to the same awards as a result of the actual achievement level as shown in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested for Fiscal Year 2006 table. A portion of the amounts shown in the table above ($438,000 for Mr. McClanahan, $146,000 for Mr. Whitlock, $154,000 for Mr. Rozzell, $105,000 for Mr. Standish and $105,000 for Mr. Kelley) therefore consists of amounts that would be payable in the absence of a change in control.

(4)	The amounts shown represent the cash payment the officers would receive upon a change in control for all outstanding options (vested and unvested) as of December 31, 2006 granted under our current long term incentive plan. The amount is based on the excess of the closing market price of our common stock on the New York Stock Exchange on December 29, 2006 over the exercise price of the outstanding options. As of March 3, 2007, the named executive officers were fully vested

(notes continued on following page)

in all outstanding options and could realize the gain on the options at any time through normal exercises and market sales of the shares acquired.

(5)	These amounts shown consist of the increase in actuarial present value of the accrued benefit that would result from crediting an additional three years of service and age for Messrs. McClanahan, Whitlock and Rozzell and an additional two years of service and age for Messrs. Standish and Kelley. Since Mr. Kelley has not met the five year service requirements for benefits under the retirement plan and the benefit restoration plan, the amount shown for him includes the actuarial present value of the benefits under those plans as well. For purposes of calculating these amounts, the actual 2007 lump sum interest rate prescribed by the Internal Revenue Code under Section 417(e) was 4.69%. Immediate commencement of the benefit was also assumed.

(6)	The excise tax gross-up payment is calculated in accordance with Internal Revenue Code Section 280G and takes into account all applicable payments under the change in control agreements as well as those under the current long term incentive plan. For purposes of the excise tax gross-up amount, 120% of the relevant applicable federal rate was used to discount certain annuity-type benefit payments.

Upon a change in control, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, retiree medical, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment

Certain benefits are payable to a named executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short term and long term incentive benefits that would be provided if a named executive officer terminated employment as of December 31, 2006.

For purposes of the calculations in the following table, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing stock price for CenterPoint Energy common stock on December 29, 2006 (which was $16.58). The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Kelley

Short term incentive plan(1)	$812,000	$219,000	$210,000	$198,000	$—
Long term incentive plan:(2)
Performance units(3)	586,000	195,000	206,000	141,000	—
Performance shares	1,642,000	495,000	491,000	301,000	—
Stock awards	1,184,000	374,000	382,000	244,000	—

Total	$4,224,000	$1,283,000	$1,289,000	$884,000	$—

(1)	Under the terms of our short term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a prorata plan distribution based on eligible earnings to date multiplied by his short term incentive target at the target level of achievement. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Mr. Kelley, however, does not satisfy the retirement provisions under the plan.

(2)	Under the terms of our long term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a prorata plan distribution. Such distribution is based on the number of days employed in the performance cycle at the target level of achievement in the case of performance shares and units and in the case of stock awards, the number of days in the vesting period. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan. Mr. Kelley, however, is not retirement-eligible under the terms of the plan.

(3)	The actual achievement for this performance cycle is shown in the “Value Realized on Vesting” column of the Option Exercises And Stock Vested for Fiscal Year 2006 table.

Upon termination of employment, each named executive officer would also receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, retiree medical, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death

If a named executive officer had died on December 31, 2006, the officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above as if the officer had terminated employment. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars. The beneficiaries would also be entitled to the following amounts:

Type of Payment	McClanahan	Whitlock	Rozzell	Standish	Kelley(1)

Executive life insurance plan	$1,960,000	$890,000	$850,000	$810,000	$—
Executive benefit plan	5,390,000	—	—	2,228,000	—
Basic life insurance	50,000	50,000	50,000	50,000	50,000

Total	$7,400,000	$940,000	$900,000	$3,088,000	$50,000

(1)	In addition to these amounts, Mr. Kelley’s beneficiaries would also receive a short term incentive plan payment in the amount of $165,000 and long term incentive plan payments consisting of the following: $23,000 for performance units, $264,000 for performance shares, and $233,000 for stock awards. Any options unexercisable at the time of Mr. Kelley’s death would become fully exercisable.

Each named executive officer’s beneficiaries would also receive payment for any fully vested benefits to which they are already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, retiree medical, savings, savings restoration and deferred compensation plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability

If a named executive officer becomes disabled as defined under our long term disability plan, he would receive the amounts shown above for a termination of employment other than in connection with a change in control. Messrs. McClanahan and Standish would also receive a supplemental disability benefit under the terms of the executive benefit plan. Any unvested options become exercisable under the terms of the current long term incentive plan and remain exercisable for one year. In addition to the amounts shown in the table, Mr. Kelley would also receive a short term incentive plan payment in the amount of $165,000 and long term incentive plan payments consisting of the following: $23,000 for performance units, $264,000 for performance shares, and $233,000 for stock awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plan and savings restoration plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control agreements described under “Potential Payments upon Change in Control or Termination”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights(1)	column (a))

Equity compensation plans approved by security holders(2)	11,962,799 (3)	$17.12	4,618,468 (4)
Equity compensation plans not approved by security holders(5)	142,621 (5)	18.94	—

Total	12,105,420	$17.15	4,618,468

(1)	The weighted average exercise price applies to outstanding options, without taking into account performance shares which do not have an exercise price.

(2)	Plans approved by shareholders consist of the 1989 and 1994 Long-Term Incentive Compensation Plans, the Long-Term Incentive Plan and the Amended and Restated Stock Plan for Outside Directors. No future grants may be made under the 1989 and 1994 Long-Term Incentive Compensation Plans.

(3)	Includes, in addition to shares underlying options, an aggregate of 1,707,450 shares issuable upon settlement of outstanding grants of performance shares (assuming maximum performance is achieved).

(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Amended and Restated Stock Plan for Outside Directors provides only for awards of common stock.

(5)	Plans not approved by shareholders consist of the Common Stock Participation Plan for Designated New Employees and Non-Officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation was limited to new employees and existing employees who are not officers of CenterPoint Energy. These shares generally vest in equal annual increments over three years from the grant date. No future grants may be made under the Common Stock Participation Plan.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2007 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the Securities and Exchange Commission.

John T. Cater, Chairman
Donald R. Campbell
Milton Carroll
Derrill Cody
Thomas F. Madison

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2006, the Audit Committee met seven times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche, LLP, CenterPoint Energy’s independent auditors, prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2006, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2007.

Michael E. Shannon, Chairman
Donald R. Campbell
O. Holcombe Crosswell
Janiece M. Longoria
Robert T. O’Connell

Principal Accounting Firm Fees

Aggregate fees billed to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2006 and 2005 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below. The Audit Committee has determined that the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31,
	2006	2005

Integrated audit of financial statements and internal control over financial reporting	$5,305,500	$5,479,665
Audit-related fees(1)	240,500	332,450

Total audit and audit-related fees	5,546,000	5,812,115
Tax fees(2)	265,058	—
All other fees(3)	56,490	54,590

Total fees	$5,867,548	$5,866,705

(1)	For 2006 and 2005, includes fees for consultations concerning financial accounting and reporting standards, and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

(3)	For 2006, includes fees related to tax compliance services.

(3)	For 2006 and 2005, includes licensing fees on tax preparation software.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services	Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2006, no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

MATTERS TO BE VOTED ON BY SHAREHOLDERS

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2007. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

Your Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Shareholder Proposal

We have been notified that a shareholder intends to present the following proposal for consideration at the annual meeting. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. The proponent is Harold J. Mathis, Jr., P. O. Box 1209, Richmond, Texas 77406, who is the owner of 3,200 shares. The text of the shareholder proposal is as submitted by the proponent, and CenterPoint Energy assumes no responsibility for its content or accuracy.

‘“RESOLVED: That the stockholders of CenterPoint Energy, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.’

REASONS

This proposal has consistently received a significant majority of the YES/NO vote to elect all CenterPoint directors annually.

2004  120,037,851 shares or 58.31% of the YES/NO vote

2005  121,446,825 shares or 61.50% of the YES/NO vote

2006  127,569,119 shares or 68.38% of the YES/NO vote

Modern trends in corporate governance have resulted in a majority of S&P 500 firms electing directors annually.

The voting threshold specified by CenterPoint uses broker non-votes and abstentions to defeat this initiative. Last year, 67,783,059 broker non-votes and 3,824,715 abstentions were used to defeat this proposal, yet the initiative still came within 3.26% of victory. In effect, CenterPoint requirements impose a super majority rule on YES/NO voting.

Meanwhile, shareholders continue to affirm the belief that classification of the board is not in the best interest of the company and its shareholders because it makes a board less accountable when all directors fail to stand for election each year. The annual election of directors fosters board independence, a crucial element of good governance.

In 2006, 90.15% of shareholders cast votes affirming a similar proposal at Reliant Energy causing Reliant’s Board to sponsor a binding declassification proposal for 2007.

Our shareholders continue to recognize that the current trend is away from staggered boards, while our Board disregards the trend and the three previous years’ majority votes supporting this proposal. Consider the board’s argument in opposition to this proposal that a classified board offers significant benefit to shareholders, although 68.38% of those shareholders casting votes (in 2006) disagreed with the board’s defense of a staggered system.

Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

Beware! At CenterPoint Energy, Inc., abstentions and broker non-votes will have the same effect as a vote against this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

CenterPoint Energy’s Board has thoroughly considered this proposal and continues to believe that its existing system of electing directors in three classes with staggered three-year terms helps assure that the Company has experienced directors with an understanding of the history of the Company and its operations. This, in turn, provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective. Your Board also believes that experience accumulated and knowledge gained over time makes directors more effective in fulfilling their responsibilities, and that a three-year term helps the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails. Your Board believes that directors elected for three-year terms approach their responsibilities with at least as much focus and accountability as would be the case if they were elected annually. Your Board also believes that a nominee’s agreeing to serve a three-year term demonstrates the nominee’s commitment to serving on your Board over the long term.

Your Board strongly believes that retaining a classified structure protects shareholder interests and enhances shareholder value. In case of an unsolicited proposal to take over the Company, a classified board prevents the unilateral removal of directors by an acquirer at a single annual meeting and thereby affords time to negotiate, consider and develop appropriate responses your Board believes are in the best interests of all shareholders and the Company. A classified board increases a board’s negotiating leverage when dealing with a potential acquirer, and furthers shareholder interests in a potential change of control transaction. A classified board structure provides an important deterrent to coercive two-tier takeover proposals that could result in the unequal treatment of the Company’s shareholders, such as a tender offer at one price followed by a merger in which shares not purchased in the tender offer are required to be surrendered for less value.

In connection with a similar proposal presented by this proponent at the 2006 annual meeting, your Board stated its intention, if the proposal received the support of a majority of shares represented in person or by proxy at the 2006 annual meeting, and subject to the proper exercise of its fiduciary duties, to introduce a binding proposal at the 2007 annual meeting to amend the Company’s Restated Articles of Incorporation to eliminate the classified board structure. The voting threshold that was specified by your Board is the vote required by the Company’s Bylaws to approve a proposal of this nature. At the 2006 annual meeting the number of votes cast in favor of the proposal was greater than the number cast against, but was less than the required majority of the shares represented at the annual meeting as a result of broker non-votes and abstentions. In addition, the 2006 vote was substantially less than the 66 2/3% of the outstanding shares of the Company’s common stock that would be required for approval of a binding proposal to amend the Restated Articles of Incorporation to eliminate the classified board structure.

In connection with its evaluation of the proposal included above for submission at the 2007 annual meeting, the Governance Committee of your Board and the entire Board have considered the level of shareholder support for the prior proposals for declassification. The Governance Committee and the entire Board continue to believe that retention of a classified board structure remains in the best interests of the shareholders and the Company. Accordingly, your Board recommends a vote AGAINST this proposal. However, in light of the level of support the prior proposals received in 2006 and previous meetings, your Board has concluded that it will once again evaluate its position after the 2007 annual meeting, taking into account the level of shareholder support the proposal receives at the 2007 annual meeting. If the current proposal receives the support of a majority of the shares represented at the 2007 annual meeting, your Board intends, subject to the proper exercise of its fiduciary duties, to introduce a binding proposal at the Company’s 2008 annual meeting of shareholders to amend the Company’s Restated Articles of Incorporation in order to eliminate your Board’s classified structure.

An amendment to the Company’s Restated Articles of Incorporation to eliminate the classified board would require the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Company generally entitled to vote in the election of directors, voting together as a single class. The effect of such an amendment, if adopted in 2008, would be that beginning at the 2009 annual meeting, persons elected as directors to fill positions whose terms expire at or after the 2009 annual meeting would be elected for one-year terms.

General Information	We began mailing this proxy statement and the accompanying proxy card to shareholders on April 20, 2007. The proxy statement and proxy card are being furnished at the direction of your Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies for $9,500, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and employees may solicit proxies by telephone and personal contact.

Your Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Shareholder Proposals for 2008 Annual Meeting	Any shareholder who intends to present a proposal at the 2008 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2008 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by December 22, 2007.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2008 annual meeting, the required notice must be received by our Corporate Secretary between November 26, 2007 and February 24, 2008. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at our address shown above.

Director Nominations for 2008 Annual Meeting	Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between November 26, 2007 and February 24, 2008. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders by writing Mr. Scott E. Rozzell, Corporate Secretary, at our address shown above.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe that during the fiscal year ended December 31, 2006, our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials	In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders	The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2006, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer

April 20, 2007

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors

1.	Election of nominee for Class I director. The nominee for director is 1a. Michael E. Shannon Election of nominees for Class II directors. The nominees for director are	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1b. Donald R. Campbell 1c. Milton Carroll 1d. Peter S. Wareing

Vote on Proposals		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2007.	☐	☐	☐

3.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐
For comments, please check this box and write them on the back
where indicated.                                                                                               ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
CENTERPOINT ENERGY, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 24, 2007
9:00 a.m. Central Time
Auditorium
1111 Louisiana Street
Houston, Texas 77002
This admission ticket admits only the named stockholder.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

CENTERPOINT ENERGY, INC.
2007 Annual Meeting of Shareholders
Proxy — Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Scott E. Rozzell and Richard B. Dauphin, or either of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 24, 2007, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominee for Class I director is Michael E. Shannon. The term of Class I directors will expire in 2009. The nominees for Class II directors are Donald R. Campbell, Milton Carroll and Peter S. Wareing. The term of Class II directors will expire in 2010. Your Board of Directors recommends a vote FOR the nominee for Class I director, FOR the nominees for Class II directors, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2007, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors

1.	Election of nominee for Class I director. The nominee for director is 1a. Michael E. Shannon Election of nominees for Class II directors. The nominees for director are	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1b. Donald R.Campbell 1c. Milton Carroll 1d. Peter S. Wareing

Vote on Proposals		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2007.	☐	☐	☐

3.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐
For comments, please check this box and write them on the back
where indicated.                                                                                               ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Energy, Inc. Savings Plan, Reliant Energy, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 21, 2007 Vanguard Fiduciary Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2007 Annual Meeting of Shareholders
Voting Directions to Trustee — Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints the Trustee with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 24, 2007, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominee for Class I director is Michael E. Shannon. The term of Class I directors will expire in 2009. The nominees for Class II directors are Donald R. Campbell, Milton Carroll and Peter S. Wareing. The term of Class II directors will expire in 2010. Your Board of Directors recommends a vote FOR the nominee for Class I director, FOR the nominees for Class II directors, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2007, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP5	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors

1.	Election of nominee for Class I director. The nominee for director is 1a. Michael E. Shannon Election of nominees for Class II directors. The nominees for director are	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1b. Donald R. Campbell 1c. Milton Carroll 1d. Peter S. Wareing

Vote on Proposals		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2007.	☐	☐	☐

3.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

4.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐
For comments, please check this box and write them on the back
where indicated.                                                                                               ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the CenterPoint Energy, Inc., Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 21, 2007 The Northern Trust Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2007 Annual Meeting of Shareholders
Voting Directions to Trustee - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints the Trustee with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 24, 2007, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominee for Class I director is Michael E. Shannon. The term of Class I directors will expire in 2009. The nominees for Class II directors are Donald R. Campbell, Milton Carroll and Peter S. Wareing. The term of Class II directors will expire in 2010. Your Board of Directors recommends a vote FOR the nominee for Class I director, FOR the nominees for Class II directors, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2007, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)